Exhibit 99.2
NEWS RELEASE for June 28, 2007 at 6:00 am EDT

MICHAEL J. PELLINI, M.D. ELECTED TO CLARIENT BOARD OF DIRECTORS;
CLARIENT ANNOUNCES RESULTS OF ANNUAL STOCKHOLDERS’ MEETING

Aliso Viejo, CA, June 28, 2007 – Clarient, Inc. (Nasdaq: CLRT), a premier technology and services resource for pathologists, oncologists and the pharmaceutical industry, today announced that veteran medical executive Michael J. Pellini, M.D., was elected to its Board of Directors at the annual meeting of stockholders held on Wednesday, June 27, 2007.  At the annual meeting, Clarient’s stockholders also re-elected Ronald A. Andrews, Peter J. Boni, James A. Datin, Frank P. Slattery, Jr., Dennis Smith, Jr., M.D., Gregory Waller, and Jon R. Wampler to the Board.  Steven J. Feder and Irwin Scher, M.D. did not stand for re-election.

Dr. Pellini, 41, brings years of experience in life sciences executive management and business development to the Clarient Board.  He currently serves as Vice President, Life Sciences Group of Wayne, PA-based Safeguard Scientifics, Inc., where he uses his business and medical expertise to explore new market opportunities, evaluate the growth potential of prospects and provide support to Safeguard and its partner companies.

Ron Andrews, Clarient’s President and CEO, commented, “We look forward to Mike participating with us on our Board of Directors.  Mike’s expertise both as a medical doctor and as an experienced healthcare management executive makes him an exceptional addition to our Board, where his advice and participation will prove to be extremely valuable.  We also would like to thank Steve and Irwin for their contributions to the Board and wish them the best in the future.”

Prior to joining Safeguard, Dr. Pellini was Chief Operating Officer at Lakewood, NJ-based Lakewood Pathology Associates, Inc., a national anatomical pathology company that provides comprehensive molecular and pathology services for the outpatient needs of surgical sub-specialists.  Prior to that, Dr. Pellini was an Entrepreneur in Residence at BioAdvance, where he was responsible for reviewing and evaluating seed stage investment proposals.  From 1999 to 2004, Mike served as President and Chief Executive Officer of Genomics Collaborative, Inc., a Boston-based biotech firm that was acquired by SeraCare Life Sciences, Inc. in 2004.

He received a B.A. from Boston College, an M.B.A. from Drexel University and an M.D. from Jefferson Medical College of Thomas Jefferson University.  Dr. Pellini is a member of the Executive Committee of the Board of Trustees for Coriell Institute of Medical Research, the Alumni Association Executive Committee for Jefferson Medical College, the Technology Council for Boston College and the Editorial Board of the Journal of Biotechnology Healthcare.

Clarient’s stockholders also approved Clarient’s 2007 Incentive Award Plan and ratified the appointment of KPMG, LLP as Clarient’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

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About Clarient

Clarient combines innovative technologies with world class expertise to assess and characterize cancer. Clarient’s mission is to provide the services, resources and critical information to improve the quality and reduce the cost of patient care as well as accelerating the drug development process. The Company’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies.

The rise of individualized medicine as the new direction in oncology has created the need for a centralized resource providing leading diagnostic technologies such as flow cytometry and molecular testing. Clarient is that resource, having created a state-of-the-art commercial cancer laboratory providing the most advanced oncology testing and drug development services available both onsite and over the web. Clarient is a Safeguard Scientifics, Inc. partner company. For more information, visit www.clarientinc.com.

About Safeguard

Safeguard Scientifics, Inc. (NYSE: SFE), a holding company, builds value in growth-stage technology and life sciences businesses. Safeguard provides growth capital as well as a range of strategic, operating and management resources to our partner companies. Safeguard participates in growth buyout financings, including corporate spin-outs and management buyouts, expansion financings, industry consolidations and early-stage financings.  www.safeguard.com
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